UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Southern California Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

555 West 5th Street Los Angeles, California, 90013

TRANSACTION PROPOSED

PLEASE VOTE YOUR PROXY TODAY!

July 6, 2026

Dear Shareholder:

We strongly encourage you to vote in support of the proposals to be voted on at a Special Meeting of Shareholders scheduled for Thursday, August 6, 2026. As described in the proxy materials for the Special Meeting, you may vote before the meeting via the Internet, by phone or by mail, or at the meeting by attending in-person.

 These proposals, if they are approved and become effective, would entitle all holders of SoCalGas preferred stock to a cash payment of $31.00 per share. This cash payment represents a premium of more than 20% over the recent market prices, estimated fair value, and par value of these shares.

In recent years, the SoCalGas preferred stock has delivered negative annualized returns, and annualized returns have been significantly below the 6% dividend rate of the shares over the past five-, 10- and 15-year periods. Additionally, trading prices for the preferred stock have consistently declined, and low trading volume and liquidity—combined with relatively high brokerage costs—have made it difficult for shareholders to sell their shares efficiently. For shareholders with smaller positions in particular, these challenges can limit the ability to reallocate capital toward other investment opportunities.

The proposed transaction provides a clear, certain, and attractive cash alternative and puts that choice directly in your hands.

Your vote is important. Please follow the instructions on the enclosed proxy card or voting instruction form or visit www.proxyvote.com to place your vote. If you need assistance voting your shares, please contact D.F. King & Co., Inc., which is providing assistance in connection with the Special Meeting, toll free at (800) 769-7666.

Sincerely,

The Board of Directors